UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): 10/29/12

STAR SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-15324	52-1402131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4470 Cox Road, Suite 110 Glen Allen, Virginia 23060

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (804) 527-1970

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2012, in connection with the preparations for the annual meeting of the stockholders (the “Annual Meeting”) of Star Scientific, Inc. (the “Company”), Mario V. Mirabelli, an independent member of the Company’s Board of Directors (the “Board”), announced his intention for personal reasons not to stand for reelection at the Company’s Annual Meeting. Mr. Mirabelli will continue to serve as a member of the Board through the date of the Annual Meeting.

At the time of his announcement, Mr. Mirabelli served on the Audit Committee and the Nominating Committee of the Board of Directors. Mr. Mirabelli’s decision not to stand for reelection was solely due to personal reasons. The Board appreciates Mr. Mirabelli’s loyal and able service to the Company as a director since July 2010.

The Company intends to hold its Annual Meeting on December 14, 2012 in Washington, DC.

Item 8.01. Other Events.

In connection with the preparations for the Annual Meeting, the Nominating Committee of the Board nominated Mr. Ralph B. Everett for election to the Board at the Company’s Annual Meeting. Since January 2007, Mr. Everett has served as President and CEO of the Joint Center for Political and Economic Studies, widely acknowledged as the nation’s leading think tank for policy analysis and research on issues of concern to African Americans and other people of color. From 1989 through 2006, Mr. Everett was a partner at Paul, Hastings, Janofsky & Walker LLP, a leading international law firm with offices throughout Europe, Asia and the United States. Mr. Everett also has a 34-year track record of pioneering leadership in the nation’s capital. He served as Staff Director and Chief Counsel of the U.S. Senate Committee on Commerce, Science and Transportation from 1987 to 1989. There, he played a pivotal role in cable, broadcast and common carrier legislative reforms, as well as regulatory reform of the airline, truck, railway and bus industries. Prior to assuming the role of Chief Counsel of the full Committee, he served as Democratic Staff Director and Minority Chief Counsel from 1982 to 1986 and as a legislative assistant to U.S. Senator Ernest Hollings from 1977 to 1982. In 1998, President Clinton appointed Mr. Everett as U.S. Ambassador to the International Telecommunication Union’s Plenipotentiary Conference. In 2008, Mr. Everett was a team leader for the Obama-Biden Transition Project Agency Review Working Group responsible for overseeing the Department of Commerce. Mr. Everett has served as a Director of Cumulus Media Inc., a NASDAQ public company, since 1998. He served on the compensation committee of that company from 1998 until 2011 and currently sits on the company’s audit committee.

Mr. Everett was nominated to serve on the Board of Directors based on his extensive experience in dealing with regulated industries both in the context of legislative initiatives in the public sector and in advising and leading companies in the private sector in dealing with legal issues before the legislative and administrative branches of government. Mr. Everett also has had extensive experience in advising companies on an array of business issues both as an attorney advisor, executive and member of the board of directors of numerous companies and organizations. Mr. Everett’s familiarity with the legislative and regulatory processes at the Federal government level, his educational training and his diverse business background were viewed by the Board of Directors as being valuable in dealing with the type of regulatory issues that the Company encounters on a regular basis and, particularly, as the Company continues to transition and focus its efforts on the development and sale of nutraceutical dietary supplements and potentially pharmaceutical products.

Forward-Looking Statements

The discussion in this Current Report includes forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to the risks and uncertainties associated with the Company’s business described in its filings with the U.S. Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this filing and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR SCIENTIFIC, INC.

Date: November 2, 2012

By:	/s/ Paul L. Perito
Paul L. Perito
Chairman of the Board, President and Chief Operating Officer